Exhibit 5.1

October 11, 2017

Howard Bancorp, Inc.

6011 University Boulevard

Suite 370

Ellicott City, Maryland 21043

Re:	Howard Bancorp, Inc. – Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as special counsel to Howard Bancorp, Inc., a Maryland corporation (the “Company”), in connection with the Registration Statement on Form S-4 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the issuance by the Company of up to 9,143,230 shares of the Company’s common stock, $0.01 par value per share (the “Shares”), in connection with the merger (the “Merger”) contemplated by the Agreement and Plan of Reorganization by and between the Company and First Mariner Bank, dated as of August 14, 2017 (the “Agreement”).

In rendering the opinion expressed herein, we have reviewed originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement, (ii) the Agreement, (iii) the Company’s Articles of Incorporation and Articles of Amendment thereto (collectively, the “Charter”), (iv) the Company’s Amended and Restated Bylaws (the “Bylaws”), (v) certified copies of the resolutions of the Board of Directors of the Company relating to the Merger, the Merger Agreement, the Registration Statement and the issuance of the Shares thereunder (the “Resolutions”), (vi) a good standing certificate for the Company issued as of a recent date by the Maryland State Department of Assessments and Taxation, (vi) a Certificate of the Company executed by the Executive Vice President and Secretary of the Company dated October 10, 2017 (the “Certificate”), and (vii) such other statutes, certificates, instruments and documents as we have deemed necessary or advisable for the purpose of rendering the opinion set forth herein.

In rendering the opinion set forth below, we have assumed, without independent investigation, the genuineness of all signatures, the legal capacity of all individuals who have executed any of the documents reviewed by us, the authenticity of all documents submitted to us as originals, that the persons identified as officers are actually serving as such and that any certificates representing the Shares are properly executed by one or more such persons, the conformity with originals of all documents submitted to us as photostatic or facsimile copies (and the authenticity of the originals of such copies), the enforceability against each of the parties thereto of the Merger Agreement, the accuracy and completeness of all public records reviewed by us, and that the Charter, Bylaws and Resolutions will not have been amended or rescinded after the date of effectiveness of the Registration Statement but prior to the time that the Merger is effective and the Shares are issued and the Resolutions are and will be at such time in full force and effect.

Howard Bancorp, Inc. October 11, 2017 Page 2 of 3

We have also assumed that (1) the Registration Statement and any amendment thereto will have become effective and will remain effective at the time of the issuance of the Shares thereunder, (2) the joint proxy statement/prospectus describing the Shares will be filed with the Commission to the extent required by applicable law and relevant rules and regulations of the Commission, (3) at the time of the issuance of the Shares, the Company will record or cause to be recorded in its stock ledger the name of the persons to whom such shares are issued, (4) the Company will remain duly organized, validly existing and in good standing under Maryland law at the time any Shares are issued, and (5) all representations, warranties, certifications and statements with respect to matters of fact and other factual information (i) made by public officers, (ii) made by officers or representatives of the Company, including certifications made in the Certificate, and (iii) in any documents we have reviewed are accurate, true, correct and complete in all material respects.

As to any facts material to our opinion set forth below, without undertaking to verify the same by independent investigation, we have relied exclusively upon the documents reviewed by us, the statements and information set forth in such documents, the Certificate and the additional matters recited or assumed in this letter, all of which we assume to be true, complete and accurate in all respects.

Based upon the foregoing and subject to qualifications, limitations and assumptions set forth herein, and having due regard for such legal considerations as we deem relevant, we are of the opinion that, when the Commission has declared the Registration Statement effective, the stockholders of the Company have approved the Merger and the Agreement, the Merger has been effected pursuant to and in accordance with the terms and conditions set forth in the Agreement, and the Shares have been issued by the Company in accordance with the terms and conditions of the Agreement and as contemplated by the Registration Statement, the Shares will be validly issued, fully paid and nonassessable.

The foregoing opinion is based on and is limited to the Maryland General Corporation Law (including the judicial decisions interpreting those laws currently in effect), and we express no opinion herein with respect to the effect or applicability of the laws of any other jurisdiction. The opinion expressed herein concerns only the effect of the laws (excluding the principles of conflict of laws) as currently in effect, and we assume no obligation to supplement the opinion expressed herein if any applicable laws change after the date that the Registration Statement becomes effective, or if we become aware of any facts that might change the opinion expressed herein subsequent to the date the Registration Statement becomes effective.

Notwithstanding anything to the contrary contained herein, we express no opinion concerning the securities laws of the State of Maryland, or the rules and regulations promulgated thereunder, or any decisional laws interpreting any of the provisions of the securities laws of the State of Maryland, or the rules and regulations promulgated thereunder.

The opinion is limited to the matters set forth herein, and no other opinion should be inferred beyond the matters expressly stated.

Howard Bancorp, Inc. October 11, 2017 Page 3 of 3

We hereby consent to the filing of this opinion letter as an exhibit to the Company’s Registration Statement on Form S-4 and to the references to our firm under the caption “Legal Matters” in the joint proxy and information statement/prospectus included in the Registration Statement. By giving such consent, we do not admit that we are experts with respect to any part of the Registration Statement, including Exhibit 5, within the meaning of the term “expert” as used in the Securities Act or the rules and regulations promulgated thereunder.

Very truly yours,

SHULMAN, ROGERS, GANDAL, PORDY
& eCKER, P.A.

By:
Scott D. Museles